Exhibit 10.13(j)

DOVE VENTURES, LLC

101 Convention Center Drive, Suite 850

Las Vegas, NV  89109

December 27, 2019

ATLANTICUS HOLDINGS CORPORATION

Five Concourse Parkway

Suite 300

Atlanta, GA 30328

Attn:  Chief Financial Officer

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement dated as of November 26, 2014, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Atlanticus Holdings Corporation, a Georgia corporation (the “Borrower”), certain Subsidiaries party thereto, as Guarantors (the “Guarantors” and, together with the Borrower, the “Credit Parties”) and Dove Ventures, LLC, as lender (the “Lender”).  We understand that, no later than 5:00 p.m. (Nevada time) on December 27, 2019 (such time and date, the “Anticipated Payoff Date”), Borrower desires to repay in full all of the Obligations, including but not limited to, principal, interest, expenses, fees and other charges owing by the Borrower to the Lender under the Loan Agreement, and to terminate the Loan Agreement (and the Commitments thereunder) and the other Loan Documents.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

1.	This payoff letter (this “Payoff Letter”) confirms that upon receipt by the Lender of:
a.

a stock certificate representing 400,000 shares of the Borrower’s Series A Cumulative Convertible Preferred Stock, no par value (the “Stock Certificate”), with the designation, powers, and preferences and rights, and the qualifications, limitations and restrictions set forth in the Articles of Amendment Establishing Cumulative Convertible Preferred Stock, Series A filed with the Georgia Secretary of State;

b.

a wire transfer of immediately available funds in the aggregate amount of $270,000.00 in respect of accrued and unpaid interest on the outstanding principal amount (the “Accrued Interest Payment,” and, together with the Stock Certificate, the “Payoff Amount”); and

c.

a fully-executed counterpart of this Payoff Letter signed by Borrower;

(1) all of the Obligations (and any guarantees thereof by any Person) shall be satisfied in full, (2) the Loan Agreement and all other Loan Documents shall be terminated and of no further force and effect, and (3) all Liens granted or created under the Loan Agreement and any other Loan Documents shall be deemed to be automatically released and terminated; provided, that (A) any provision of the Loan Agreement or any Loan Document that by its terms specifically survives termination of such agreement shall remain in full force and effect, including, but not limited to, all of Borrower's Obligations to indemnify each Indemnified Person under Section 11.3 of the Loan Agreement and to reimburse the Lender for fees and expenses owed to the Lender pursuant to the Loan Agreement, as well as Section 14 of the Loan Agreement relating to governing law, consent to jurisdiction and jury trial waiver, shall remain in full force and effect, and (B) to the extent that any payments or proceeds (or any portion thereof) received by the Lender shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, set aside or required to be repaid to a trustee, receiver, debtor-in-possession or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent that the payment or proceeds is rescinded or must otherwise be restored by the Lender, whether as a result of any Insolvency Proceeding or otherwise, the Obligations, other Indebtedness of Credit Parties to the Lender, or part thereof which were intended to be satisfied by any such payment or proceeds shall be revived and continue to be in full force and effect, as if the payment or proceeds had never been received by the Lender, and this Payoff Letter shall in no way impair the claims of the Lender with respect to the revived Obligations or other Indebtedness of Credit Parties to the Lender.  If the Payoff Amount is not received by the Lender on or before 5:00 p.m. (Nevada time) on December 31, 2019, then this Payoff Letter shall terminate and be of no further force or effect.

2.	Please transfer:
a.	the Stock Certificate to Lender on the Anticipated Payoff Date by Federal Express at the following address:

Dove Ventures, LLC

101 Convention Center Drive, Ste. 850

Las Vegas, Nevada 89109

b.	the Accrued Interest Payment to Lender, by wire transfer of immediately available funds, for receipt on the Anticipated Payoff Date, pursuant to the following instructions:

JPMorgan Chase Bank, N.A.

New York, New York

ABA: 021000021

Account Name: NFS

Acct#: 066-196-221

For Further Credit Dove Ventures Acct RJL-002129

3.

The Lender, concurrently with the satisfaction of the conditions referred to in Sections 1(a) and 1(b) above (a) authorizes Borrower or its designee to prepare and file any UCC termination statements and other filings necessary to terminate the UCC financing statements filed by Lender against any Credit Party, and (b) agrees to execute and deliver any lien releases, mortgage releases, discharges of security interests, and other similar discharge or release documents (in recordable form if applicable) as Borrower may reasonably request to effectuate the termination and release of the security interests and Liens securing the Obligations, and which are prepared at Borrower's expense.

4.

Each Credit Party hereby waives, releases, remises, and forever discharges the Lender, together with each of their respective Affiliates, each of its successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals (collectively, the “Releasees”), from any and all past, present and future claims, demands, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, past or present, liquidated or unliquidated, suspected or unsuspected, which any Credit Party ever had from the beginning of the world, now has or might hereafter have against any such Releasee, which Claims relate, directly or indirectly, to any act or omission by any Releasee that occurred on or prior to the date of this Payoff Letter and relate, directly or indirectly, to the Loan Agreement, any other Loan Document, or any acts or omissions of any such Releasee in connection with, as a result of, arising out of, related to, or with respect to the Loan Agreement or any other Loan Document, or the debtor-creditor relationship evidenced by any of the Loan Documents, except for the duties and obligations set forth in this Payoff Letter.

Each Credit Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this Payoff Letter shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Credit Party hereby agrees, represents, and warrants that such party has not voluntarily, by operation of law or otherwise, assigned, conveyed, transferred or encumbered, either directly or indirectly, in whole or in part, any right to or interest in any of the Claims released pursuant to this Section 4.

5.

Borrower understands, acknowledges and agrees that the consideration referred to in Section 1 above represent enforceable obligations of it owed to the Lender pursuant to the provisions of the Loan Agreement and the other Loan Documents and confirms its agreement to the terms and provisions of this Payoff Letter by returning to the Lender a signed counterpart of this Payoff Letter.

6.

The Lender hereby agrees that it shall execute and deliver such additional documents and shall provide additional information as Borrower may reasonably require to carry out the terms of this Payoff Letter at Borrower's expense.

7.

This Payoff Letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Payoff Letter by signing any such counterpart.  Delivery of an executed counterpart of this Payoff Letter by telefacsimile or other electronic method shall be equally as effective as delivery of an original executed counterpart.  Any party delivering an executed counterpart of this Payoff Letter by telefacsimile or other electronic method also shall deliver an original executed counterpart, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Payoff Letter.

8.

This Payoff Letter shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada as applied to agreements among parties resident therein.  Whenever possible, each provision of this Payoff Letter shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Payoff Letter shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Payoff Letter.

9.	This is the entire agreement between the parties with respect to the subject matter of this Payoff Letter. There are no other agreements or understandings, written or oral, express or implied.

[Signature pages follow]

Very truly yours, DOVE VENTURES, LLC, By: /s/ Joshua C. Miller Joshua C. Miller Assistant Secretary

Agreed to by the undersigned as of the date first written above:

“Borrower” ATLANTICUS HOLDINGS CORPORATION By: /s/William R. McCamey William R. McCamey Chief Financial Officer